EXHIBIT 10.2

ASSIGNMENT OF LICENSE AGREEMENT

This Assignment of License Agreement (this “Assignment Agreement”) is entered into as of September 6, 2017 (the “Effective Date”), by and between PalliaTech, Inc., a Delaware corporation, and PhytaTech CO, LLC (collectively referred to herein as the “Assignor”), and EVIO, Inc., a Colorado corporation (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Transfer Agreement, dated as of the date hereof (as it may be amended in accordance with its terms, the “Transfer Agreement”), by and between the Assignor and the Assignee. The Assignor and the Assignee are sometimes referred to individually in this Assignment Agreement as a “party” and collectively as the “parties”.

WHEREAS, the Assignor wishes to transfer and assign to the Assignee all of the Assignor’s rights and interests in and to, and its obligations under, that certain License Agreement dated May 17, 2016 by and among CannaSys, Inc., a Colorado corporation (the “Licensor”) and the Assignor (the “License Agreement”), and the Assignee wishes to be the assignee and transferee of such rights, interests and obligations;

WHEREAS, pursuant to Section 12.2 of the License Agreement, the Assignor may assign all of its rights, interests or obligations under the License Agreement upon a merger, consolidation or a transfer of all or substantially all of the assets of a transferee; and

WHEREAS, on August 31, 2017, pursuant to Section 12.2 of the License Agreement, notice of the assignment has been given to the Licensor.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Assignment and Assumption. The Assignor hereby transfers and assigns to the Assignee, and the Assignee hereby acquires from the Assignor, all of the Assignor’s rights and interests in and to the License Agreement, of whatever kind or nature, and the Assignee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of the Assignor under the License Agreement, of whatever kind or nature.

2. Effectiveness. This Assignment Agreement shall be effective as of the Effective Date.

3. Governing Law; Binding Effect. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction.

4. Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .jpg format) shall be deemed as effective as manual delivery.

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IN WITNESS WHEREOF, the Assignee and the Assignor have executed this Assignment Agreement as of the date first set forth above.

ASSIGNOR:

PalliaTech, Inc.

By:	/s/ Joseph F. Lusardi
Joseph F. Lusardi, Authorized Signatory

PhytaTech CO, LLC

By:	/s/ Robert Howland
Robert Howland, Authorized Signatory

ASSIGNEE:

EVIO, INC.

By:	/s/ William Waldrop
William Waldrop, Authorized Signatory

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